CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.16

Confidential

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (“JDA”) is between Solazyme, Inc., a Delaware corporation (hereinafter referred to as “Solazyme”), having a principal place of business at 225 Gateway Boulevard, South San Francisco, California 94080, and The Dow Chemical Company, a Delaware corporation (hereinafter referred to as “Dow”), having an office at 2301 N. Brazosport Blvd., Building B-1211, Freeport, Texas 77541-3257. Certain terms used in this JDA are defined in Article 11.

ARTICLE 1. - BACKGROUND

1.1.    Solazyme owns and is developing novel, proprietary methods for the use of algae and yeast as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes.

1.2.    Dow develops, manufactures and sells dielectric fluid formulations and articles made therefrom.

1.3.    The Parties desire to (1) develop jointly new Non-Vegetable, Microbe-Based Oils and new Products for use in the Field, and (2) commercialize new Non-Vegetable, Microbe-Based Oils and new Products. In particular, the Parties desire that this JDA outline the Parties’ respective rights and obligations and the goals to be achieved.

Now, therefore, the Parties agree as follows:

ARTICLE 2. - ADMINISTRATION

2.1.    Administration

The Parties will endeavor to perform their respective duties and to meet the Success Criteria of this JDA. Each Party will appoint an Administrator who is responsible for ensuring that the Party meets its obligations under this JDA.

2.2.    Expenses

The funding, milestone and other payments for a particular project shall be as set forth in the applicable Research and Development Plan (as defined herein).

2.3.    Participation by Affiliates and Third Persons

Any Party’s Affiliate may participate in this JDA, upon giving prior written notice to the other Party. Before any Third Person may participate in this JDA, the Parties must mutually agree in writing to that participation. Each Affiliate or Third Person participating in this JDA must be bound by terms substantially

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the same as this JDA (i.e., ensuring that each of the Parties obtains substantially the same benefits as set forth in this JDA).

ARTICLE 3. - RESEARCH AND DEVELOPMENT

3.1.    Research and Development Program

Subject to the terms and conditions set forth herein, Solazyme and Dow shall conduct a research and development program in accordance with the written plan attached as Exhibit A (the “Research and Development Plan”). The Research and Development Plan may be amended by mutual agreement of the Parties. It is contemplated that there will/may be multiple Research and Development Plans that shall be sequentially numbered referencing different projects, and such agreed-upon additional Research and Development Plans shall be attached as part of Exhibit A and Incorporated herein.

3.2.    Research and Development Responsibilities

(a)	During the Activity Period, Solazyme shall use commercially reasonable efforts to conduct its activities as set forth in the Research and Development Plan. Notwithstanding any other provision of this JDA, Solazyme shall not, without its written consent, be required to perform research activities other than as set forth in the Research and Development Plan.

(b)	During the Activity Period, Dow shall use commercially reasonable efforts to conduct its activities as set forth in the Research and Development Plan. Notwithstanding any other provision of this JDA, Dow shall not, without its written consent, be required to perform research activities other than as set forth in the Research and Development Plan.

3.3.    Discussion and Disclosure

Solazyme and Dow shall disclose to each other on a regular basis the status of its efforts in conducting the Research and Development Plan and shall disclose to each other the progress and results of the research and development conducted under this JDA. At least once each calendar quarter Solazyme and Dow shall meet to formally review the progress under the JDA, the results of each Party’s efforts and plan for further research and development.

3.4.    Research Reports and Records

Solazyme and Dow shall maintain records of their respective activities under the Research and Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research and Development Program (including information sufficient to establish dates of conception and reduction to practice of JDA Patent Rights). Each Party will make those records available for review by the other Party at any reasonable time during regular working hours to the extent such records are reasonably necessary for the other Party’s activities under the Research and Development Plan. Each Party will furnish copies of all or any part of those records to the other Party upon request for appropriate patent filing, prosecution, and enforcement efforts on Developments owned by that other Party, consistent with the other Party’s obligations of confidentiality under Article 7; provided, however, that data supplied for patent filings shall not include information a Party intends to keep as a trade secret. However, if a Party believes such data is necessary to satisfy a patentability requirement, the other Party will recommend alternative language or data for use instead of the objectionable trade secret.

ARTICLE 4. - EXCLUSIVITY OF DEVELOPMENT EFFORTS

4.1.    Exclusive Development

Unless otherwise agreed, the Parties’ relationship to develop jointly Non-Vegetable, Microbe-Based Oils and Products that meet the Success Criteria is to be exclusive, in the Field during the Exclusivity Period. This JDA does not preclude (1) routine, non-R&D collaborative interactions with other materials-suppliers or other customers and/or (2) Solazyme’s supply of non-vegetable, microbe-based oils that are designed to meet its other customers’ specifications outside of the Field.

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4.2.    Right of First Refusal to Continue Exclusive Development

If the Parties have not agreed to (a) an extension of the Phase 1 Research and Development Plan, (b) a Phase 2 Research and Development Plan, or (c) another mutually acceptable development agreement with regard to Dielectric Fluids on or before the date on which the Exclusivity Period expires, Dow shall have a Right of First Refusal to enter an exclusive development relationship for Phase 2 Research and Development projects during the ROFR Period. If a bona fide Third Person proposes entry into a Research and Development project with regard to Dielectric Fluids during the ROFR Period, Solazyme shall inform Dow and Dow will have sixty (60) days to enter into the project, a Phase 2 Research and Development Plan, or other mutually acceptable development agreement with Solazyme; otherwise, Solazyme may enter the project with the Third Person.

4.3.    Exceptions to Exclusive Development

If Dow determines that a Third Person has a special expertise needed for development of a Non-Vegetable, Microbe-Based Oil and Solazyme does not have that expertise, Dow will notify Solazyme of Dow’s belief that Solazyme does not have the special expertise that is needed and of Dow’s preferred options for obtaining the necessary expertise. Those options may include bringing a Third Person into the JDA, discontinuing the JDA, or conducting a parallel project (i.e., outside this JDA) with a Third Person having that expertise. If the Parties are unable to agree on the option to select and Dow is unwilling to proceed without the change, then either Party may terminate the JDA upon written notice.

4.4.    Confidential Information

To avoid any doubt, this Article 4 does not authorize either Party to disclose the other Party’s Confidential Information contrary to the provisions of Article 7.

ARTICLE 5. - INTELLECTUAL PROPERTY AND LICENSES

5.1.    Background Information and Background Technology

This JDA does not change the ownership of any Party’s Background Information or Background Technology. (See Paragraph 6.4 for a disclaimer of any background licenses.)

5.2.    Ownership of Developments

Without regard to which Party’s employees are inventors of a particular Development:

(a)	Solazyme will own Developments (as defined in Section 11.7) that are Microbial Technology; and

(b)	Dow will own all other Developments (as defined in Section 11.7), including new non-vegetable, microbe-based oil formulations that were further enriched and/or physically modified from the oils described in Section 11.18(vii), and new articles made therefrom.

5.3.    Ownership of and Access to JDA-Developed Information

Each Party (or its Affiliates) will own all JDA-Developed Information that the Party (or its Affiliates) develops or acquires from a Third Person. Both Parties (and their Affiliates) may use and/or disclose that JDA-Developed Information, subject to the obligations of confidentiality the Parties have undertaken with respect to the other Party’s Information under Article 7.

5.4.    Filing and Prosecution of Patent Applications

In its sole discretion, the owner of a Development may make all decisions on filing, prosecuting, and maintaining patent applications (both domestic and foreign) that claim or disclose the Development, with three limitations. The owner must (i) obtain the other Party’s approval before using or disclosing the other Party’s Confidential Information (Including JDA-Developed Information) in the filing or prosecuting of the patent application, (ii) provide the other Party with 30 days to review and comment on the patent application prior to its filing, and (iii) cooperate with the other Party to make related patent application filings concurrently (i.e., on the same day). The other Party will not unreasonably withhold its approval when the owner’s use or disclosure of the other Party’s Development is necessary to satisfy the statutory requirements of a patent office and the Parties will cooperate on determining appropriate changes to inventorship and assignment of applications on a case-by·case basis under such circumstances, including during patent prosecution. The other Party’s approval will be deemed granted if the other Party does not

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object in writing within 60 days of receipt of the owner’s request for approval. If the other Party objects, it will recommend reasonable alternative information for use instead of the objectionable Development. The owner is solely responsible for paying the expenses for the patent applications. Each Party agrees to cooperate with the other Party, as requested, to establish, acquire and maintain intellectual-property protection for the Developments, JDA-Developed Information, and Samples. This includes signing assignments and other appropriate documents, as requested.

5.5.    Status Reports on JDA Patent Rights

If a Party has JDA Patent Rights, its Administrator will provide annually a status report (in a mutually agreed format and medium) on all of that Party’s JDA Patent Rights to the other Party’s Administrator. That reporting is required both during the term of this JDA, and for so long thereafter as there are pending patent applications or maintained patents claiming any Development. Unintentional failure to provide this report shall not be deemed a material default under Paragraph 9.3.

5.6.    Non-JDA Intellectual Property

Notwithstanding anything to the contrary in this JDA, each Party is free to file patent applications and otherwise protect Technology that is unrelated to this JDA, as well as Technology that does not include Confidential Information of the other Party relating to Technology that it owns pursuant to Paragraph 5.2.

5.7.    Research License

Subject to the terms and conditions of this JDA, each Party hereby grants to the other Party a non-exclusive, worldwide, non-sublicensable, royalty-free license under the Background Technology of the granting Party, and the granting Party’s interest in the JDA Patent Rights, solely to conduct the other Party’s activities under the Research and Development Plan.

ARTICLE 6. - COMMERCIALIZATION

6.1.    Statement of Intent

The Parties desire to have each Party profit from this collaboration by fostering the development and commercialization of new Non-Vegetable, Microbe-Based Oils and new Products. The Parties also desire to balance (a) Solazyme’s desire to supply large volumes of Solazyme’s Non-Vegetable, Microbe-Based Oils at a reasonable price, either by the sale to Dow and its Affiliates, or by the sale to other customers of Solazyme or its Affiliates, with (b) Dow’s desire for exclusive access to new Non-Vegetable, Microbe-Based Oils and JDA Patent Rights in the Field.

6.2.    Commercialization Within the Field

Within the Field, Dow’s commercialization of Products, including Solazyme’s supply of JDA Non-Vegetable, Microbe-Based Oils used in the manufacture of those Products, will be defined in a to-be-negotiated Supply Contract, generally consistent with the terms of this JDA, unless the Parties otherwise agree.

(a)	Subject to the negotiation of a to-be-negotiated Supply Contract, Solazyme and its Affiliates will have an exclusive, worldwide license (under all JDA Patent Rights) to commercialize JDA Non-Vegetable, Microbe-Based Oils for use in the Field.

(b)	Subject to the negotiation of a to-be-negotiated Supply Contract, Dow and its Affiliates may be granted an exclusive, worldwide license (under all JDA Patent Rights) to commercialize Products made from or containing JDA Non-Vegetable, Microbe-Based Oils purchased from Solazyme and/or its Affiliates for use in the Field, including the right to extend licenses to their customers for use or resale of the Products.

(c)	It is the current expectation of Dow that it will obtain its supply of Non-Vegetable, Microbe-Based Oils for Products exclusively from Solazyme or an authorized Solazyme licensee, provided Solazyme is able to produce a sufficient quantity and quality of Non-Vegetable, Microbe-Based Oils on commercially reasonable terms and otherwise in accordance with the to-be-negotiated Supply Contract. For the avoidance of doubt, this Section 6.1 is a statement of intent and not a binding commitment.

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6.3.    No Other Licenses

Except as set forth in Paragraph 5.7, this JDA does not grant to either Party or its Affiliates (or to anyone else) any other license under any of the JDA Patent Rights of the other Party or its Affiliates. If the Parties agree to any such license, that license will be appropriately defined in a separate written agreement.

6.4.    No License Under Background Information, Background Technology, or Trademarks

Except as set forth in Section 5.7, this JDA does not grant to either Party or its Affiliates (or to anyone else) any license (express, implied or otherwise) under any of the Background Information, Background Technology, or trademarks of the other Party or its Affiliates. If the Parties agree to any such license, that license will be appropriately defined in a separate written agreement.

ARTICLE 7. - CONFIDENTIALITY

7.1.    Parallel Confidentiality Agreement

The Parties have a separate Confidentiality Agreement, having an effective date of March 1, 2010 (Dow Agreement 229016) (the “Parallel Agreement”). The Parallel Agreement covered the Parties’ initial evaluation of Samples and Information. The Parties expressly make the Samples and Information relating to the Field subject to this JDA. The provisions of this JDA supersede the Parallel Agreement with respect to those Samples and Information. The other Information and Samples remain subject to the Parallel Agreement and the obligations stated therein. The Parties will cooperate to identify whether particular Information or Samples supplied by either Party to the other Party are provided under the Parallel Agreement or this JDA.

7.2.    Disclosure and Use of Confidential Information

For the Activity Period of this JDA and for an additional period of 5 years from the end (either completion or earlier termination) of this JDA, the Party (“Recipient”) who receives the other Party’s (“Discloser’s”) Confidential Information agrees that (a) the Recipient will maintain that Confidential Information in confidence and prevent the disclosure of the same to Affiliates and/or Third Persons, except when participating pursuant to Paragraph 2.3., and (b) the Recipient will use that Confidential Information exclusively for the JDA, to carry out the Recipient’s obligations under this JDA, and/or to exercise the rights or licenses expressly granted under this JDA.

7.3.    Duty of Care

In fulfilling the Recipient’s obligations under this Article, the Recipient shall use the same degree of care as that Recipient uses to protect its own confidential information of a like nature. The Recipient shall not take less than reasonable precautions to protect the Discloser’s Confidential Information.

7.4.    Permitted Disclosures

(a) Notwithstanding anything to the contrary in this Article, the Recipient may disclose the Discloser’s Confidential Information:

(i)	as may be required to comply with a court order or subpoena so long as the Recipient secures whatever confidentiality protections are available under that law, and gives to the Discloser both reasonably prompt notice and an opportunity to intervene, and/or

(ii)	to the Recipient’s Affiliates, and/or to Third Persons, as may reasonably be required to carry out the Recipient’s obligations and/or to exercise the rights or licenses expressly granted under this JDA, provided that each such Affiliate or Third Person undertakes obligations of confidentiality that are at least as stringent to those undertaken by the Parties hereunder, and obligations of limited use that are reasonably appropriate for the situation, and/or

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(iii)	in a patent application for which the filing is authorized by Paragraph 5.4, but only to the extent that such Confidential information is reasonably necessary to provide enabling support for any patent claim covering a Development owned by the Recipient, and/or

(iv)	to the Recipient’s legal counsel in confidence, and/or

(v)	to appropriate governmental agencies (and to Recipient’s relevant governmental-approval consultants) as, and when, reasonably required for regulatory review or approval of the Product, so long as Discloser is first consulted and has been provided a reasonable time to perform any associated patent filings on Discloser-owned Developments or related background technologies. Where appropriate, the Recipient will make a claim of confidentiality.

(vi)	as required by applicable law and regulations (including the regulations of a stock exchange), including without limitation the regulations. of the U.S. Securities and Exchange Commission and Nasdaq, so long as Discloser is first consulted and has been provided a reasonable time to perform any associated patent filings on Discloser-owned Developments or related background technologies. Where appropriate, the Recipient will make a claim of confidentiality.

(b) Notwithstanding anything to the contrary in this Article, Dow may disclose (i) its Generated Items generated under the Parallel Agreement and/or (ii) such JDA Information relating to the purification of microbe-based oils and dielectric fluids, in a patent application currently with or subsequent to Solazyme’s filing of a patent application that claims or discloses such JDA Information relating to the purification of microbe-based oils.

(c) Notwithstanding anything to the contrary in this Article, the terms of this Agreement may be disclosed by a Party to investment bankers, investors, and potential investors or acquirers (and their agents), in the context of a potential transaction, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7.

7.5.    Limited Analysis and Return of Samples

During the term of this JDA, the Parties anticipate that Solazyme will provide Non-Vegetable, Microbe-Based Oil-Samples to Dow for evaluation. Except with Solazyme’s prior written consent, Dow will:

(a)	not use the Non-Vegetable, Microbe-Based Oil-Samples, except for the JDA; and

(b)	deliver to Solazyme or destroy any unused Non-Vegetable, Microbe-Based Oil-Samples, when requested by Solazyme; and

(c)	not measure the properties of the Non-Vegetable, Microbe-Based Oil-Samples, except as reasonably necessary to accomplish the purpose of the JDA;

(d)	not reverse-engineer or reproduce the Non-Vegetable, Microbe-Based Oil-Samples; and

(e)	not make Non-Vegetable, Microbe-Based Oil-Samples available to Dow’s Affiliates and/or Third Persons, except when participating under Paragraph 2.3.

7.6.    Pre-approval Required For Publicity and Publications

Except with the other Party’s prior written consent, each Party must not use the other Party’s name(s) or trademark(s) or issue any press release or public announcement (other than required by applicable law or regulations) of the Parties’ relationship under this JDA. Both Parties must approve technical publications disclosing results of the JDA before being presented or submitted for publication, whichever is earlier.

ARTICLE 8. - RESPONSIBILITIES

8.1.    The Parties’ Roles

This JDA is an experimental program that involves the manufacture and testing of chemical products and/or physical structures, some of which are experimental in nature. NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS OF ACCURACY, RELIABILITY, COMPLETENESS,

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MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY SAMPLES OR TECHNICAL INFORMATION THAT IT SUPPLIES TO THE OTHER PARTY HEREUNDER. ALL INFORMATION AND SAMPLES SUPPLIED HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS AND EACH PARTY SUPPLYING THE SAME EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE SAME. Accordingly, each Party will be responsible for taking all reasonable precautions in using, handling, and/or evaluating the same. Each Party will take reasonable steps to ensure that its Related Persons observe the appropriate safety and operational rules of the host location at which that work is being done. Each Party agrees that it is in the best position to protect its property, its Related Persons, and the property of its Related Persons against injury, illness, death, damage, or loss as well as to insure against any of the same that may occur. Based upon the foregoing, the Parties agree that the following provisions are a reasonable allocation of the responsibilities, risks, and liabilities with respect to their relationship under this JDA.

8.2.    Parties’ Own People and Property

Except to the extent arising from the other Party’s gross negligence or willful misconduct, each Party assumes the risk of personal injury (including illness) or death of its Related Persons and the risk of any damage to, or loss of, its property and the property of its Related Persons arising out of this JDA or the use of any Samples or Information received hereunder. Each Party agrees to release, defend, and indemnify the other Party and the other Party’s Related Persons from and against any and all losses and/or liabilities (including but not limited to attorneys’ fees and other litigation costs) arising out of any such injury, illness, death, damage, or loss for which that Party has assumed the risk. It is the express intent of the Parties that the foregoing release and indemnity shall apply notwithstanding any negligence, strict liability, or breach of warranty of that other Party or of that other Party’s Related Persons.

8.3.    Intellectual Property Responsibility

Each Party agrees to advise the other Party of any potential intellectual property infringement problem of which it becomes aware that might adversely affect either Party’s ability to perform its activities or exercise any of its rights or licenses under this JDA. However, neither Party makes any warranties or representations with respect to (a) the validity, scope, or enforceability of any of its intellectual property rights, and/or (b) the freedom from infringement of the activities of either Party or their Related Persons under this JDA with respect to any intellectual property rights of any Third Person. Each Party agrees to assume the risk of any actual or alleged Intellectual property infringement by the activities of that Party or its Related Persons under this JDA (e.g., the manufacture and sale of Non-Vegetable, Microbe-Based Oils by Solazyme and the manufacture, sale, and evaluation of Products by Dow).

8.4.    Third Person Injury and Property Damage

With respect to any damage to or loss of the property of Third Persons, as well as any personal injury (including illness) or death of Third Persons, any of which damage, loss, injury or death arises out of this JDA or the use of any Samples or Information received hereunder from the other Party or its Affiliates, each Party will indemnify the other Party and the other Party’s Related Persons (a) for the Indemnifying Party’s (or its Related Persons’) share of any comparative negligence or breach of warranty, which negligence or breach was the proximate cause of that liability, as well as (b) for the Indemnifying Party’s (or its Related Persons’) share of any strict liability.

8.5.    Indemnity Effectiveness

Any indemnity that is provided under this Article shall be effective to the maximum extent, scope, and amount permitted by the applicable law.

8.6.    Disclaimer of Consequential Damages

The Parties agree that neither Party nor its Related Persons will be liable to the other Party or its Related Persons for any indirect, incidental, special, exemplary, punitive, or consequential damages arising out of or in connection with the execution, performance, or nonperformance of this JDA, regardless of whether the other Party’s or its Related Persons’ cause of action resides in breach of contract or warranty, negligence, strict liability or other tort. Notwithstanding the foregoing, this Section 8.6 shall not restrict the ability of a Party or its Related Persons to recover its actual damages for breaches of Article 7 (Confidentiality) or for any damages awarded to a Third Person for which a Party seeks indemnification pursuant to Paragraph 8.4.

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ARTICLE 9. - TERM AND TERMINATION

9.1.    Agreement Term and Extensions

Unless earlier terminated under Paragraphs 9.2 or 9.3 or by mutual agreement, the term of this JDA will be for the Activity Period. The term of this JDA may be terminated early or extended by mutual written agreement of the Parties.

9.2.    Termination Prior to Completion

If the Success Criteria are not met within 60 days of the mutually agreed time schedule, either Party may terminate this JDA upon 10 business days written notice.

9.3.    Termination for a Material Default

If either Party defaults on any of its obligations hereunder, the other Party may give written notice to the defaulting Party specifying the particulars of that default. If the defaulting Party does not remedy a material default within 30 days after the date of that notice (unless such remedy is not reasonably capable of being completed within 30 days, and, to the reasonable satisfaction of the non-defaulting party, the other Party is diligently pursuing such remedy), the other Party shall have the right to terminate this JDA, by giving to the defaulting Party 10 days’ further written notice. Minor, readily remediable defaults (such as failure to provide a report under Paragraph 5.5) do not give rise to a right of termination of this JDA.

9.4.    Rights and Obligations Surviving Termination

If this JDA expires or is terminated for any reason, the licenses granted under Paragraph 5.8 shall terminate.

Any expiration or termination of this JDA shall not:

(a)	release either Party or its Related Persons from any claim of the other Party accrued hereunder prior to the effective date of expiration or termination; or

(b)	affect the respective rights or obligations of either Party or its Related Persons under Articles 5 (other than Paragraph 5.7), 7 or 8, or under Paragraphs 6.3 or 6.4 (except as they relate to Paragraph 5.7), or under this Paragraphs 9.4 or 10.12 or under “Intellectual Property” In Exhibit A.

ARTICLE 10. - GENERAL PROVISIONS

10.1.    Assignment

Either Party may assign this JDA to one or more of its Affiliates. Generally, no Party shall otherwise assign this JDA or that Party’s rights or obligations hereunder without the other Party’s prior written approval, which approval will not be withheld unreasonably. Notwithstanding the preceding sentence, if Dow sells or otherwise divests its Wire and Cable business, Dow shall have the right to assign, sell, or transfer this Agreement to the entity acquiring the Wire & Cable business. Notwithstanding the second preceding sentence, if Solazyme sells or otherwise divests its Chemicals business (including through an exclusive license of that portion of the Chemicals business related to the Field), Solazyme shall have the right to assign, sell, or transfer this Agreement to the entity acquiring the Solazyme Chemicals business (or the licensee under such exclusive license).

When properly assigned, this JDA shall be binding upon the assignor’s respective successors and assigns. However, where such an assignment might materially affect either Party’s rights or obligations under this JDA, the non-assigning Party may elect to terminate this JDA.

10.2.    Extension to Affiliates

A Party’s rights and obligations under this JDA may be extended by that Party to one or more of its Affiliates, provided that each such Affiliate agrees in writing to abide and be bound by the terms of this JDA. Each Party will be primarily responsible to ensure the compliance of its Affiliates who agree to be bound by this JDA.

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10.3.    Subcontracting to Third Persons

Each Party must obtain the other Party’s approval before subcontracting to a Third Person, which approval will not be withheld unreasonably. Subject to that limitation and provided the Third Person agrees in writing to abide and be bound by the corresponding terms of this JDA, each Party may designate one or more Third Persons to fulfill one or more of that Party’s obligations or exercise Party’s rights. No Party shall otherwise subcontract its rights or obligations to a Third Person hereunder without the other Party’s written approval.

10.4.    Effect of Assignment, Subcontract or other Transfers

Any assignment, subcontract, or other transfer shall not release the involved Party or its Affiliates from any claim of the other Party accrued hereunder prior to the effective date of that transaction, or their respective obligations under Articles 5, 6, 7 or 8 or under Paragraph 10.12.

10.5.    Force Majeure

If the performance of a Party is delayed hereunder as a result of any event or circumstance beyond its reasonable control, that Party’s performance may be postponed until such time as the cause of that delay has been removed, provided that if a Party’s performance is delayed for more than 90 consecutive days the other Party may terminate this JDA without penalty by giving written notice to the other Party.

10.6.    Governing Law

The Parties desire that any reviewing court or arbitrator(s) use the plain meaning of this JDA. Only in the event that such meaning is not clear, should such court or arbitrator(s) refer to the laws of any jurisdiction to resolve any ambiguity, in which case the Parties select the laws of the State of Delaware, United States of America (exclusive of such State’s laws relating to the choice of a different jurisdiction’s laws) to resolve such ambiguity.

10.7.    Severability

In the event that any provision of this JDA is declared null and void, that provision will be struck from this JDA. The remaining provisions of this JDA will remain in full effect. The Parties will seek in good faith to negotiate terms to replace any provision so struck, so as to restore the balance of equities and the consideration present in the original Agreement terms.

10.8.    Disclaimer of Waivers

No omission or delay by either Party at any time to enforce any right or remedy, or to require performance of any obligations of this JDA, will constitute a waiver of the same.

10.9.    No Partnership, Joint Venture, or Fiduciary Relationship

This JDA does not create any partnership, joint venture, or fiduciary relationship. Neither Party has, nor will either Party attempt to assert, the authority to act as an agent for the other Party.

10.10.    Notice

Any notice or correspondence shall be given to the Parties at the following addresses, and will be effective when actually received:

(a) if to Solazyme:	Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, California 94080
Telephone No. 650-963-5231
Facsimile No. 650-989-1292
Attention: Walter Rakitsky
e·mail: wrakitsky@solazyme.com

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With a copy to:	Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, California 94080
Telephone No. 650-780-4777
Facsimile No. 650-989-1258
Attention: General Counsel
e-mail: pquinian@solazyme.com

(b) if to Dow:	The Dow Chemical Company
171 River Road
Bound Brook, New Jersey 08854
Telephone: 732-563-5101
Facsimile No. 732-563-5209
Attention: Mr. Brian R. Maurer
e-mail: bmaurer@dow.com

With a copy to:	The Dow Chemical Company
2301 N. Brazosport Boulevard
Building B-1211
Freeport, Texas 77541-3257
Phone: 979-238-9041
Facsimile No. 979-238-0878
Attention: Kevin R. Hansbro
e-mail: krhansbro@dow.com

In addition, a copy of any such notice or correspondence will also be given to the other Party’s Administrator. Either Party may change its contacts and addresses by notice in writing under this Paragraph.

10.11.    Entire Agreement and Amendments

This JDA constitutes the entire understanding and agreement between the Parties relating to the subject matter of this JDA, and supersedes all other understandings and/or agreements relating to that subject matter. Additionally, the provisions of this JDA shall supersede any standard form language that any Party or Related Person of that Party has signed, or in the future may be asked or required to sign, as a condition of admittance to the premises of the other Party or its Affiliates in connection with the Related Person’s work relating to a project. No waiver, modifications or amendments to this JDA will be valid unless made in writing specifying the particular waiver, modification or amendment and signed by an authorized representative of each Party.

10.12.    Export Control and Customs Regulations

Each Party agrees that it will not export or re-export any U.S.-source technology, software or products received from the other Party or the direct products of such technology or software or products to any country, person or entity, or for any use, prohibited by the export control regulations of the United States.

ARTICLE 11. - DEFINITIONS

As used herein, the following terms will have the following meanings:

11.1.    “Activity Period” means the period of time for performing the JDA activities. The Activity Period for a particular project shall be set forth in the applicable Research and Development Plan.

11.2.    “Administrator” means the person designated as such by each Party, with responsibilities as stated in Paragraph 2.1.

11.3.    “Affiliate” means (a) any parent company (if any) that owns, directly or indirectly, a majority of that Party, and (b) any other company that is majority-owned, directly or indirectly, by a Party or by its parent company(ies) in item (a).

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11.4.    “Background Information,” as used with respect to a designated Party, means any Information owned or controlled by that Party or its Affiliates prior to the Effective Date, as well as any Information developed by or for that Party or its Affiliates independently of this JDA. By definition, JDA-Developed Information is not Background Information.

11.5.    “Background Technology,” as used with respect to a designated Party, means any Technology and all intellectual property rights with respect thereto controlled by that Party or its Affiliates prior to the Effective Date, as well as any Technology developed by or for that Party or its Affiliates independently of this JDA.

11.6.    Confidential Information” shall mean the Discloser’s Background Information and JDA-Developed Information first developed or discovered by the Discloser:

(1)	disclosed in writing or other tangible form and labeled “[Discloser’s name] - confidential,” or

(2)	disclosed orally or by observation and confirmed to the Recipient in writing as being “[Discloser’s name] - confidential” within 60 days after the initial disclosure,

except with respect to any particular information that Recipient can prove:

(a)	was available to the public through no fault of Recipient, or

(b)	Recipient already possessed prior to receipt from Discloser, or

(c)	Recipient acquired from a Third Person without obligation of confidence, or

(d)	was independently developed by or for Recipient.

Specific Information is not within any of the above exclusions merely because it is within the scope of more general information within an exclusion. A combination of features is not within any of the above exclusions unless the combination itself, including its principles of operation, is within the above exclusions.

11.7.    “Development” means any invention, whether patentable or unpatentable, that is:

(a)	an improvement to Microbial Technology (as defined in 11.18), and/or

(b)	a new Product (as defined in 11.23),

which invention is first actually reduced to practice by a Party (and/or by its participating Affiliates or subcontractors), alone or with others, and which reduction to practice occurs both during the Activity Period and as a result of work performed in connection with this JDA.

11.8.    “Dielectric Fluid” means a fluid intended to be used in medium to extra high voltage applications, e.g. transformers, capacitors, high voltage cables, and switchgear (namely high voltage switchgear) and whose function is to provide electrical insulation, suppress corona and arcing, and to serve as a coolant in such electrical application.

11.9.    “Effective Date” shall mean January 15, 2011.

11.10.    “Exclusivity Period” means the period of time for which the Parties’ relationship to develop jointly Non-Vegetable, Microbe-Based Oils and Products that meet the Success Criteria is to be exclusive. The Exclusivity Period shall be from the Effective Date of the JDA until January 1, 2013.

11.11.    “Field” means non-vegetable, microbe-based oils for dielectric fluid applications.

11.12.    “Information” means technical or business information pertaining to (a) the composition, structure and/or properties of any Non-Vegetable, Microbe-Based Oil and/or Product (including but not limited to the Success Criteria), and/or (b) the use of a Non-Vegetable, Microbe-Based Oil or Product in any end-use application.

11.13.    “JDA-Developed Information” means any new information, owned or controlled by either Party or by its participating Affiliates, that is first developed or acquired both (a) during the Activity Period,

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and (b) in connection with work performed on this JDA.

11.14.    “JDA Non-Vegetable, Microbe-Based Oil” means any new Non-Vegetable, Microbe-Based Oil first developed in and for this JDA that either (a) meets the Success Criteria, or (b) the Parties otherwise mutually designate as a “JDA Non-Vegetable, Microbe-Based Oil” that is deemed to meet those Success Criteria.

11.15.    “JDA Patent Rights” means any claim of any patent or patent application, owned or controlled by either Party or its Affiliates, that defines a Development.

11.16.    “JDA Product” means any new Product first developed in and for this JDA that meets the Success Criteria.

11.17.    “Microbe-Based Catalysis” means a process in which a Non-Vegetable Microbe is used as a biocatalyst to convert a carbon source into oil and/or other materials.

11.18.    “Microbial Technology” means any Technology consisting of (i) Microbe-Based Catalysis; (ii) any biomass that results from Microbe-Based Catalysis, (iii) any Non-Vegetable Microbes themselves; (iv) any screening, selecting, cultivating, or processing of a Non-Vegetable Microbe, and the materials directly resulting from such screening, selecting, cultivating, or processing; (v) any genetic or metabolic engineering or mutagenesis of a Non-Vegetable Microbe, and the materials directly resulting from such genetic or metabolic engineering or mutagenesis; (vi) any selecting, screening, processing or modification of carbon sources for Microbe-Based Catalysis, (vii) any oils or other materials resulting from Microbe-Based Catalysis and any properties thereof and uses with respect thereto, (viii) any method or process for separating, recovering, purifying and/or extracting any material from any biomass that results from Microbe-Based Catalysis that occurs prior to Solazyme’s delivery of the Non-Vegetable, Microbe-Based Oil to Dow, (ix) any processes with respect to any of the foregoing, and (ix) any equipment, software, or research methods invented or created for use with respect to any of the foregoing.

11.19.    “Non-Vegetable Microbe” means a microbe with oil-producing capability.

11.20,    “Non-Vegetable, Microbe-Based Oil” means any oil produced by, or extracted from, Non-Vegetable Microbes.

11.21.    “Non-Vegetable, Microbe-Based Oil-Sample” means a sample of any Non-Vegetable, Microbe-Based Oil that has not been sold commercially prior to the time when it is first sampled to the other Party hereunder.

11.22.    “Party” means Solazyme or Dow, and “Parties” means Solazyme and Dow.

11.23.    “Product” means any Dielectric Fluid or article, made from or containing a Non-Vegetable, Microbe-Based Oil.

11.24.    “Product-Sample” means a sample of any Product that (a) has not been sold commercially prior to the time when that Product is first sampled to the other Party hereunder, or (b) contains a Non-Vegetable, Microbe-Based Oil that has not been sold commercially prior to the time when that Non-Vegetable, Microbe-Based Oil is first sampled to the other Party hereunder.

11.25.    “Related Persons,” as used with respect to a designated Party, shall mean (a) that Party’s Affiliates, and (b) the officers, directors, and employees of that Party and/or that Party’s Affiliates.

11.26.    “ROFR Period” means the period of time for which Solazyme grants Dow the Right of First Refusal to enter an exclusive development relationship for Phase 2 Research and Development projects with regard to Dielectric Fluids. The ROFR Period shall be from the end of the Exclusivity Period until December 31, 2015.

11.27.    “Samples” means Product-Samples and/or Non-Vegetable, Microbe-Based Oil-Samples, as the context indicates.

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11.28.    “Success Criteria” means the technical and business parameters to be met for the JDA to be considered successfully completed. The Success Criteria for a particular project shall be as set forth in the applicable Research and Development Plan.

11.29.    “Supply Contract” means one or more separate, written contracts to-be-negotiated for Solazyme (or its Affiliates) to supply one or more Non-Vegetable, Microbe-Based Oils (typically the JDA Non-Vegetable, Microbe-Based Oil(s)) for the manufacture of Products.

11.30.    “Technology” shall mean any conception, idea, improvement, innovation, discovery, invention, process, know-how, formulae, trade secret, composition, model, prototype, calculation, algorithm, design, data, result, software, methodology, or other information, and embodiments of the foregoing and tangible media incorporating any such technology, in whole or in part, whether or not patentable, copyrightable, or susceptible to any other form of legal protection.

11.31.    “Third Person” shall mean any natural person or legal entity, which is neither a Party nor a Party’s Related Person.

Each Party has caused this JDA to be executed by its respective authorized representative.

THE DOW CHEMICAL COMPANY		SOLAZYME, INC.

By	/s/ Brian R. Maurer	By	/s/ Jonathan Wolfson
Name	Brian R. Maurer	Name	Jonathan Wolfson
Title:	Sr. R&D Director	Title	CEO
Date	2-4-11	Date	2-4-11

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EXHIBIT A

RESEARCH AND DEVELOPMENT PLAN

PHASE 1

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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AGREED AND ACCEPTED,

THE DOW CHEMICAL COMPANY		SOLAZYME, INC.

By	/s/ Brian R. Maurer	By	/s/ Jonathan Wolfson
Name	Brian R. Maurer	Name	Jonathan Wolfson
Title:	Sr. R&D Director	Title	CEO
Date	2-4-11	Date	2-4-11

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.